Exhibit 99.B(h)(8)(A)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	Adviser	Institutional	Service	Service 2

ING Disciplined Small Cap Value Portfolio Initial Term Expires May 1, 2007	1.35%	0.75%	1.00%	1.15%

ING EquitiesPlus Portfolio Initial Term Expires May 1, 2007	1.00%	0.40%	0.65%	0.80%

ING Global Real Estate Portfolio Initial Term Expires May 1, 2007	1.50%	0.90%	1.15%	1.30%

ING LifeStyle Aggressive Growth Portfolio(1) Initial Term Expires May 1, 2007	0.74%	0.14%	0.39%	0.54%

ING LifeStyle Conservative Portfolio(1) Initial Term Expires May 1, 2009	0.74%	0.14%	0.39%	0.54%

ING LifeStyle Growth Portfolio(1) Initial Term Expires May 1, 2007	0.74%	0.14%	0.39%	0.54%

ING LifeStyle Moderate Growth Portfolio(1) Initial Term Expires May 1, 2007	0.74%	0.14%	0.39%	0.54%

ING LifeStyle Moderate Portfolio(1) Initial Term Expires May 1, 2007	0.74%	0.14%	0.39%	0.54%

ING MarketPro Portfolio(1) Initial Term Expires May 1, 2007	0.70%	0.10%	0.35%	0.50%

ING MarketStyle Growth Portfolio(1) Initial Term Expires May 1, 2007	0.68%	0.08%	0.33%	0.48%

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	Adviser	Institutional	Service	Service 2

ING MarketStyle Moderate Growth Portfolio(1) Initial Term Expires May 1, 2007	0.68%	0.08%	0.33%	0.48%

ING MarketStyle Moderate Portfolio(1) Initial Term Expires May 1, 2007	0.68%	0.08%	0.33%	0.48%

ING VP Index Plus International Equity Portfolio Term Expires May 1, 2011	1.15%	0.55%	0.80%	0.95%

/s/ HE
HE

Date Last Amended:  October 17, 2007

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)          The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.